Exhibit 99.B(d)(10)

SUBADVISORY AGREEMENT

THIS AGREEMENT is made and entered into as of the close of business on the 26th day of April, 2010 between PADCO Advisors II, Inc. (the “Adviser”), a Maryland corporation, registered under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and Dorsey Wright & Associates (the “Subadviser”), a Virginia corporation registered under the Investment Advisers Act.

W I T N E S S E T H:

WHEREAS, Rydex Variable Trust, a  Delaware statutory trust (“RVT” or the “Trust”), is registered with the Securities and Exchange Commission (the “Commission”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, RVT is authorized to issue shares of (a) the DWA Flexible Allocation Fund and (b) the DWA Sector Rotation Fund, each a separate series of RVT (referred to herein individually as the “Fund” and together the “Funds”);

WHEREAS, RVT has, pursuant to an Advisory Agreement with the Adviser (the “Advisory Agreement”), retained the Adviser to act as investment adviser for and to manage the Funds’ assets;

WHEREAS, the Advisory Agreement permits the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the Investment Company Act; and

WHEREAS, the Adviser, with the approval of the Trust, desires to retain the Subadviser to act as investment adviser for and to manage the Funds’ Investments (as defined below) and the Subadviser desires to render such services.

NOW, THEREFORE, the Adviser and Subadviser do mutually agree and promise as follows:

1.             Appointment as Subadviser.  The Adviser hereby retains the Subadviser to act as investment adviser for and to manage certain assets of the Funds subject to the supervision of the Adviser and the Board of Trustees of the Trust and to the terms of this Agreement, and consistent with its fiduciary duties to each Fund; and the Subadviser hereby accepts such employment.  In such capacity, the Subadviser shall be responsible for the Funds’ Investments (defined below).

2.             Duties of Subadviser.

(a)           Investments.  The Subadviser is hereby authorized and directed and hereby agrees, subject to the stated investment policies and restrictions of the Funds as set forth in each Fund’s current prospectus and statement of additional information as currently in effect and as supplemented or amended from time to time (collectively referred to hereinafter as the “Prospectus”) and subject to the directions of the Adviser and the Trust’s Board to purchase, hold and sell investments for the account of the Funds (hereinafter “Investments”) and to monitor on a continuous basis the performance of such Investments.  The Subadviser in managing the Funds shall give the Trust the benefit of its best efforts in rendering its services as Subadviser.  The Adviser agrees to provide the Subadviser with such assistance as may be reasonably requested by the Subadviser in connection with the Subadviser’s activities under this Agreement, including, without limitation, providing information concerning each Fund, its funds available, or to become available, for investment and generally as to the conditions of the Fund’s or the Trust’s affairs.

The Subadviser acknowledges that the Trust may engage in certain transactions in reliance on exemptions under Rule 10f-3, Rule 12d3-1, Rule 17a-10 and Rule 17e-1 under the Investment Company Act.  Accordingly, the Subadviser hereby agrees that it will not consult with any other subadviser of the Trust, or an affiliated person of such other subadviser, concerning transactions for the Trust in securities or other fund assets.  The Subadviser shall be limited to providing investment advice with respect to only the Funds, and shall not consult with any other subadviser as to any other portion of the Trust’s portfolio concerning transactions for the Trust in securities or other assets.

(b)           Brokerage.  The Subadviser is authorized, subject to the supervision of the Adviser and the Trust’s Board, to establish and maintain accounts on behalf of each Fund.  In addition, the Subadviser is authorized, again subject to the supervision of the Adviser and the Trust’s Board, to place orders for the purchase and sale of each Fund’s Investments with or through such persons, brokers or dealers as Subadviser may select and also to negotiate commissions to be paid on such transactions.  The Subadviser agrees that in placing such orders it shall attempt to obtain best execution, provided that, the Subadviser may, on behalf of each Fund, pay brokerage commissions to a broker which provides brokerage and research services to the Subadviser in excess of the amount another broker would have charged for effecting the transaction, provided (i) the Subadviser determines in good faith that the amount is reasonable in relation to the value of the brokerage and research services provided by the executing broker in terms of the particular transaction or in terms of the Subadviser’s overall responsibilities with respect to each Fund and the accounts as to which the Subadviser exercises investment discretion, (ii) such payment is made in compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended, and any other applicable laws and regulations, and (iii) in the opinion of the Subadviser, the total commissions paid by each Fund will be reasonable in relation to the benefits to the Fund over the long term.  It is recognized that the services provided by such brokers may be useful to the Subadviser in connection with the Subadviser’s services to other clients.  On occasions when the Subadviser deems the purchase or sale of a security to be in the best interests of the Funds as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients.  The Subadviser will report on such allocations at the request of the Adviser, the Trust or the Trust’s Board, providing such information as the number of aggregated trades to which the Funds were a party, the broker(s) to whom such trades were directed, and the basis of the allocation for the aggregated trades.

(c)           Securities Transactions.  The Subadviser and any affiliated person of the Subadviser will not purchase securities or other instruments from or sell securities or other instruments to the Funds (“Principal Transactions”); provided, however, the Subadviser may enter into a Principal Transaction with the Funds if (i) the transaction is permissible under applicable laws and regulations, including, without limitation, the Investment Company Act and the Investment Advisers Act and the rules and regulations promulgated thereunder, and (ii) the transaction receives the express written approval of the Adviser.

The Subadviser agrees to adopt and comply with a Code of Ethics that complies with Rule 17j-1 under the Investment Company Act, as the same may be amended from time to time.  The Subadviser agrees to provide the Adviser and the Trust with a copy of such Code of Ethics.

(d)           Books and Records.  The Subadviser will maintain all books and records required to be maintained pursuant to the Investment Company Act and the rules and regulations promulgated thereunder with respect to transactions made by it on behalf of the Funds including, without limitation, the books and records listed in Exhibit A, and shall timely furnish to the Adviser all information relating to the Subadviser’s services hereunder requested by the Adviser to keep such other books and records of the Funds required by Rule 31a-1 under the Investment Company Act.  The Subadviser will also preserve all such books and records for the periods prescribed in Rule 31a-2 under the Investment Company Act (generally 6 years, the first 2 in an easily accessible place), and agrees that such books and records shall remain the sole property of the Trust and shall be immediately surrendered to the Trust upon request.  The Subadviser further agrees that all books and records maintained hereunder shall be made available to the Trust or the Adviser at any time upon reasonable request, including telecopy, during any business day.

(e)           Information Concerning Investments and Subadviser.  From time to time as the Adviser or the Trust may request, the Subadviser will furnish the requesting party reports on portfolio transactions and reports on Investments held in the portfolio, all in such detail as the Adviser or the Trust may reasonably request.  The Subadviser will make available its officers and employees to meet with the Trust’s Board of Trustees at the Trust’s principal place of business on due notice to review the Investments of the Funds.

The Subadviser will also provide such information or perform such additional acts as are customarily performed by a subadviser and may be required for the Trust or the Adviser to comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the “Code”), the Investment Company Act, the Investment Advisers Act, the Securities Act of 1933, as amended (the “Securities Act”) and any state securities laws, and any rule or regulation thereunder.

During the term of this Agreement, the Adviser agrees to furnish the Subadviser at its principal office all registration statements, proxy statements, reports to stockholders, sales literature or other materials prepared for distribution to stockholders of the Funds, or the public that refer to the Subadviser for Subadviser’s review and approval.  The Subadviser shall be deemed to have approved all such materials unless the Subadviser reasonably objects by giving notice to the Adviser in writing within five (5) business days (or such other period as may be mutually agreed) after receipt thereof.  The Subadviser’s right to object to such materials is limited to the portions of such materials that expressly relate to the Subadviser, its services and its clients.  The Adviser agrees to use its best efforts to ensure that materials prepared by its employees or agents or its affiliates that refer to the Subadviser or its clients in any way are consistent with those materials previously approved by the Subadviser as referenced in this paragraph.  Sales literature may be furnished to the Subadviser by first class or overnight mail, facsimile transmission equipment, hand delivery or in electronic format.

(f)            Custody Arrangements. The Subadviser shall provide the Funds’ custodian, on each business day with information relating to all transactions concerning the Funds’ assets.

(g)           Compliance with Applicable Laws and Governing Documents.  In all matters relating to the performance of this Agreement, the Subadviser and its directors, officers, partners, employees and interested persons shall act in conformity with the Trust Agreement and Declaration of Trust, By-Laws, currently effective registration statement, and the terms and conditions of exemptive and no-action relief granted to the Trust as amended from time to time, and with the written instructions and directions of the Trust’s Board and the Adviser, after receipt of such documents from the Trust, and shall comply with the requirements of the Investment Company Act, the Investment Advisers Act, the rules thereunder, and all other applicable federal and state laws and regulations.  Without limiting the preceding sentence, the Adviser promptly shall notify the Subadviser as to any act or omission of the Subadviser hereunder that the Adviser reasonably deems to constitute or to be the basis of any noncompliance or nonconformance with any of the Trust’s Agreement and Declaration of Trust, By-Laws, currently effective registration statement, the instructions and directions received in writing from the Adviser or the Trustees of the Trust, the Investment Company Act, the Code, and all other applicable federal and state laws and regulations.  Notwithstanding the foregoing, the Adviser shall remain responsible for ensuring the Funds’ and the Trust’s overall compliance with the

Investment Company Act, the Code and all other applicable federal and state laws and regulations and the Subadviser is only obligated to comply with this subsection (g) with respect to the assets of each Fund.  The Adviser will provide the Subadviser with reasonable advance notice of any change in the Funds’ investment objectives, policies and restrictions as stated in its currently effective registration statement, and the Subadviser shall, in the performance of their duties and obligations under this Agreement, manage the Funds’ Investments consistent with such changes, provided that the Subadviser has received prompt notice of the effectiveness of such changes from the Trust or the Adviser.  In addition to such notice, the Adviser shall provide to the Subadviser a copy of a modified Prospectus and SAI reflecting such changes.

The Adviser shall be responsible for ensuring that the Funds comply with all applicable statutes and regulations necessary to qualify each Fund as a Regulated Investment Company under Subchapter M of the Code (or any successor provision) and the diversification provisions of Section 817(h) of the Code (or any successor provision) and the regulations issued thereunder relating to the diversification requirements for variable insurance contracts and any prospective amendments or other modifications to Section 817 or regulations thereunder.  In connection with such compliance tests, the Adviser shall inform the Subadviser prior to a calendar quarter end if the Subadviser Assets are out of compliance with the diversification requirements under Subchapter M.  If the Adviser notifies the Subadviser that the Subadviser Assets are not in compliance with such requirements noted above, the Subadviser will take prompt action to bring the Subadviser Assets back into compliance within the time permitted under the Code thereunder or to adequately diversify each Fund so as to achieve compliance within the grace period afforded by Regulation 1.817-5.

Subadviser further agrees that the Adviser and its affiliates shall be exclusively responsible for the marketing and distribution of shares of the Funds in the United States.

(h)           Information Concerning the Funds. The Adviser or the Trust has furnished the Subadviser with copies of each of the following documents and will furnish the   Subadviser at its principal office all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available:  (i) the Trust Agreement and Declaration of Trust, (ii) the By-Laws of RVT, (iii) the Funds’ registration statement under the Investment Company Act and the Securities Act as filed with the Commission, and (iv) any written instructions of the Funds’ Board and the Adviser.

(i)            Voting of Proxies.  The Subadviser shall direct the custodian as to how to vote such proxies as may be necessary or advisable in connection with any matters submitted to a vote of shareholders of securities held by the Funds.  The Subadviser shall provide to the Adviser its applicable proxy voting policies and procedures for inclusion in the Funds’ Statement of Additional Information.

(j)            Informational Material.  The Subadviser shall provide the Adviser for its review prior to their use, copies of all informational materials prepared by or on behalf of the Subadviser, mentioning either Fund, including but not limited to, advertisements, brochures, and promotional and any other similar materials (the “Informational Materials”), and that such Informational Materials shall conform with, and be disseminated in accordance with, applicable laws.

3.             Independent Contractor.  In the performance of its duties hereunder, the Subadviser is and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser.

4.             Compensation.  The Adviser shall pay to the Subadviser, for the services rendered hereunder, the fees set forth in Exhibit B attached hereto.

5.             Expenses.  The Subadviser shall bear all expenses incurred by it in connection with its services under this Agreement.  The Subadviser shall not be responsible for the Trust’s, the Funds’ or Adviser’s expenses.

6.             Delegation.  The Subadviser shall not assign or delegate any of its duties under this Agreement without the approval of the Adviser and the Trust’s Board.

7.             Non-Exclusivity. The services of the Subadviser to the Trust in managing the Funds are not deemed to be exclusive, and the Subadviser and its officers shall be free to render investment advisory and administrative or other services to others (including other investment companies) and to engage in other activities so long as its duties hereunder are not impaired thereby.

8.             Representations and Warranties of Subadviser.  The Subadviser represents and warrants to the Adviser and the Trust as follows:

(a)           The Subadviser is registered as an investment adviser under the Investment Advisers Act;

(b)           The Subadviser will immediately notify the Adviser of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act;

(c)           The Subadviser is fully authorized under all applicable law to serve as Subadviser to the Trust and to perform the services described under this Agreement;

(d)           The Subadviser is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia with the power to own and possess its assets and carry on its business as it is now being conducted;

(e)           The execution, delivery and performance by the Subadviser of this Agreement are within the Subadviser’s powers and have been duly authorized by all necessary action on the part of its shareholders, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Subadviser for the execution, delivery and performance by the Subadviser of this Agreement, and the execution, delivery and performance by the Subadviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Subadviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Subadviser;

(f)            This Agreement is a valid and binding agreement of the Subadviser;

(g)           The Form ADV of the Subadviser previously provided to the Adviser is a true and complete copy of the form filed with the Commission and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(h)           The Subadviser, in accordance with Rule 206(4)9-7 under the Investment Advisers Act, has adopted and will maintain compliance policies and procedures reasonably designed to prevent violation by the Subadviser and its supervised persons (as such term is defined by the Investment Advisers Act) of the Investment Advisers Act and the rules thereunder, has provided the Adviser with a copy of such compliance policies and procedures (and will provide them with any amendments thereto), and, to the extent the Subadviser’s activities and services could affect the Funds, policies and procedures reasonably designed to prevent violation of the federal securities laws (as such terms is defined in Rule 38a-1 under the Investment Company Act) by the Funds and the Subadviser.  The Subadviser understands that RVT’s Board of Trustees is required to approve the Subadviser’s compliance policies and procedures and acknowledges that this Agreement is conditioned upon such Board approval;

(i)            The Subadviser shall not divert any Fund portfolio securities transactions to a broker or dealer in consideration of such broker or dealer’s promotion or sales of shares of the Funds, any other series of RVT, or any other registered investment company; and

(j)            The Subadviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

9.             Representations and Warranties of Adviser.  The Adviser represents and warrants to the Subadviser as follows:

(a)           The Adviser is registered as an investment adviser under the Investment Advisers Act;

(b)           The Adviser is a corporation duly organized and validly existing under the laws of the State of Maryland with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)           The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its members, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(d)           This Agreement is a valid and binding agreement of the Adviser;

(e)           The Form ADV of the Adviser previously provided to the Subadviser is a true and complete copy of the form filed with the Commission and the information contained therein is accurate and complete in all material respects and does not omit any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and

(f)            The Adviser acknowledges that it received a copy of the Subadviser’s Form ADV at least 48 hours prior to the execution of this Agreement.

10.           Survival of Representations and Warranties; Duty to Update Information.  All representations and warranties made by the Subadviser and the Adviser pursuant to Sections 8 and 9 hereof shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

11.           Liability and Indemnification.

(a)           Except as may otherwise be provided by the Investment Company Act or any other federal securities law, neither the Subadviser nor any of its officers, members or employees (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser or the Trust as a result of any error of judgment or mistake of law by the Subadviser or its Affiliates with respect to each Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Subadviser or its Affiliates for, and the Subadviser shall indemnify and hold harmless the Trust, the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act) (collectively, “Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the Securities Act, the Investment Company Act, the Investment Advisers Act, or under any other statute, or common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Subadviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus, proxy materials, reports, advertisements, sales literature, or other materials pertaining to each Fund or the omission to state therein a material fact known to the Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Subadviser Indemnitees (as defined below) for use therein.  Unless otherwise obligated under applicable law, neither the Subadviser nor its Affiliates will be liable for consequential or indirect damages even if the Subadviser has been advised of the possibility or likelihood of the occurrence of such damages.

(b)           Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Adviser and its Affiliates shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Subadviser as a result of any error of judgment or mistake of law by the Adviser with respect to each Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Adviser shall indemnify and hold harmless the Subadviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Subadviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Subadviser Indemnitees may become subject under the Securities Act, the Investment Company Act, the Investment Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund(s) or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Subadviser Indemnitees for use therein.  Unless otherwise obligated under applicable law, neither the Adviser nor its Affiliates will be liable for consequential or indirect damages even if the Adviser has been advised of the possibility or likelihood of the occurrence of such damages.

12.           Duration and Termination.

(a)           Duration.  This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect with respect to each of the Funds unless it has first been approved (i) by a vote of a majority of those directors of the Funds who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) to the extent required by applicable law, by vote of a majority of the Funds’ outstanding voting securities.  This Agreement shall continue in effect for a period of two years from the date hereof, subject thereafter to being continued in force and effect from year to year with respect to each Fund if specifically approved each year by either (i) the Board of Trustees of the Funds, or (ii) by the affirmative vote of a majority of the Funds’ outstanding voting securities.  In addition to the foregoing, each renewal of this Agreement with respect to the Funds must be approved by the vote of a majority of the Funds’ directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.  Prior to voting on the renewal of this Agreement, the Board of Trustees of the Funds may request and evaluate, and the Subadviser shall furnish, such information as may reasonably be necessary to enable the Funds’ Board of Trustees to evaluate the terms of this Agreement.

(b)           Termination.  Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time, without payment of any penalty:

(i) By vote of a majority of the Board of Trustees of the Funds, or by vote of a majority of the outstanding voting securities of the Funds, or by the Adviser, in each case, upon sixty (60) days’ written notice to the Subadviser;

(ii) By the Adviser upon breach by the Subadviser of any representation or warranty contained in Section 6 hereof, which shall not have been cured during the notice period, upon twenty (20) days written notice;

(iii) By the Adviser immediately upon written notice to the Subadviser if the Subadviser becomes unable to discharge its duties and obligations under this Agreement; or

(iv) By the Subadviser upon sixty (60) days written notice to the Adviser and the Funds.

This Agreement shall not be assigned (as such term is defined in the Investment Company Act) without the prior written consent of the parties hereto.  This Agreement shall terminate automatically in the event of its assignment without such consent.

13.           Duties of the Adviser.  The Adviser shall continue to have responsibility for all services to be provided to the Funds pursuant to the Advisory Agreement and shall oversee and review the Subadviser’s performance of its duties under this Agreement.

14.           Amendment.  This Agreement may be amended by mutual consent of the parties, provided that the terms of each such amendment shall be approved by the Board of Trustees of the Funds or by a vote of a majority of the outstanding voting securities of the Funds.

15.           Confidentiality.  Subject to the duties of the Adviser, the Funds and the Subadviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Funds and the actions of the Subadviser, the Adviser and the Funds in respect thereof.

16.           Notice.  Any notice that is required to be given by the parties to each other (or to the Funds) under the terms of this Agreement shall be in writing, delivered, or mailed postpaid to the other party, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

(a)           If to the Subadviser:

Dorsey Wright & Associates

9201 Forest Hil Avenue; Ste 100

Richmond, VA 23225

Attention:  Watson H. Wright, Secretary/Treasurer

Facsimile:  (804) 320-8577

(b)           If to the Adviser:

PADCO Advisors II, Inc.

9601 Blackwell Road, Suite 500

Rockville, MD 20850

Attention:  Rich Goldman

Facsimile:  (785) 438-3080

with a copy to:

PADCO Advisors II, Inc.

One Security Benefit Place

Topeka, KS 66636-0001

Attention: General Counsel

Facsimile: (785) 438-3080

17.           Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland.

18.           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall together constitute one and the same instrument.

19.           Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

20.           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

21.           Certain Definitions.

(a)           “Business day.”  As used herein, business day means any customary business day in the United States on which the New York Stock Exchange is open.

(b)           Miscellaneous. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the

Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the U.S. courts or, in the absence of any controlling decisions of any such court, by rules, regulation or order of the Commission validly issued pursuant to the Investment Company Act.  Specifically, as used herein, “investment company,” “affiliated person,” “interested person,” “assignment,” “broker,” “dealer” and “affirmative vote of the majority of each Fund’s outstanding voting securities” shall all have such meaning as such terms have in the Investment Company Act.  The term “investment adviser” shall have such meaning as such term has in the Investment Advisers Act and the Investment Company Act, and in the event of a conflict between such Acts, the most expansive definition shall control.  In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

PADCO ADVISORS II, INC.

By:	/s/ Richard Goldman
Name:	Richard Goldman
Title:	President

Attest:	/s/ Michael Byrum
Name:	Michael Byrum
Title:	Secretary

DORSEY WRIGHT & ASSOCIATES

By:	/s/ Thomas J. Dorsey
Name:	Thomas J. Dorsey
Title:	President

Attest:	/s/ Watson H. Wright
Name:	Watson H. Wright
Title:	Secretary

Exhibit A

Books and Records

Pursuant to Section 2(d) of this Agreement, the following are a list of books and records the Subadviser will keep pursuant to Rule 31a-1(b) and (f) under the Investment Company Act of 1940.

b.     Every registered investment company shall maintain and keep current the following books, accounts, and other documents:

1.               Journals (or other records of original entry) containing an itemized daily record in detail of all purchases and sales of securities (including sales and redemptions of its own securities), all receipts and deliveries of securities (including certificate numbers if such detail is not recorded by custodian or transfer agent), all receipts and disbursements of cash and all other debits and credits. Such records shall show for each such transaction the name and quantity of securities, the unit and aggregate purchase or sale price, commission paid, the market on which effected, the trade date, the settlement date, and the name of the person through or from whom purchased or received or to whom sold or delivered. In the case of a money market fund, also identify the provider of any Demand Feature or Guarantee (as defined in Rule 2a-7(a)(8) or Rule 2a-7(a)(15) respectively) and give a brief description of the nature of the Demand Feature or Guarantee (e.g., unconditional demand feature, conditional demand feature, letter of credit, or bond insurance) and, in a subsidiary portfolio investment record, provide the complete legal name and accounting and other information (including sufficient information to calculate coupons, accruals, maturities, puts, and calls) necessary to identify, value, and account for each investment.

5.               A record of each brokerage order given by or in behalf of the investment company for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such record shall include the name of the broker, the terms and conditions of the order and of any modification or cancellation thereof, the time of entry or cancellation, the price at which executed, and the time of receipt of report of execution. The record shall indicate the name of the person who placed the order in behalf of the investment company.

6.               A record of all other portfolio purchases or sales showing details comparable to those prescribed in paragraph (b)(5) of this section.

7.               A record of all puts, calls, spreads, straddles, and other options in which the investment company has any direct or indirect interest or which the investment company has granted or guaranteed; and a record of any contractual commitments to purchase, sell, receive or deliver securities or other property (but not including open orders placed with broker-dealers for the purchase or sale of securities, which may be cancelled by the company on notices without penalty or cost of any kind); containing, at least, an identification of the security, the number of units involved, the option price, the date of maturity, the date of issuance, and the person to whom issued.

9.               A record for each fiscal quarter, which shall be completed within ten days after the end of such quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of portfolio securities to named brokers or dealers and the division of brokerage commissions or other compensation on such purchase and sale orders among named persons were made during such quarter. The record shall indicate the consideration given to (i) sales of shares of the investment company by brokers or dealers, (ii) the supplying of services or benefits by brokers or dealers to the investment company, its investment adviser or principal underwriter or any persons affiliated therewith, and (iii) any other considerations other than the technical qualifications of the brokers and dealers as such. The record shall show the nature of the services or benefits made available, and shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation. The record shall also include the identities of the persons responsible for the determination of such allocation and such division of brokerage commissions or other compensation.

10.         A record in the form of an appropriate memorandum identifying the person or persons, committees, or groups authorizing the purchase or sale of portfolio securities. Where an authorization is made by a committee or group, a record shall be kept of the names of its members who participated in the authorization. There shall be retained as part of the record required by this paragraph any memorandum, recommendation, or instruction supporting or authorizing the purchase or sale of portfolio securities. The requirements of this paragraph are applicable to the extent they are not met by compliance with the requirements of paragraph (b)(4) of this section.

11.         Files of all advisory material received from the investment adviser, any advisory board or advisory committee, or any other persons from whom the investment company accepts investment advice, other than material which is furnished solely through uniform publications distributed generally.

f.                 Every investment adviser not a majority-owned subsidiary of a registered investment company shall maintain such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record such person’s transactions with such registered investment company.

Exhibit B

SUBADVISORY FEE

For all services rendered by the Subadviser hereunder, Adviser shall pay to Subadviser an annual fee (the “Subadvisory Fee”), as follows:

An annual rate of .25% of the average daily net assets of the Flexible Allocation Fund.

An annual rate of .25% of the average daily net assets of the Sector Rotation Fund.

For purposes of calculating the compensation to be paid hereunder, each Fund’s assets shall be computed in the same manner at the end of the business day as the value of such net assets is computed in connection with the determination of the net asset value of such Fund’s shares as described in the then current prospectus for that Fund.

The Subadvisory Fee shall be accrued for each calendar day the Subadviser renders subadvisory services hereunder and the sum of the daily fee accruals shall be paid monthly to the Subadviser as soon as practicable following the last day of each month, by wire transfer if so requested by the Subadviser, but no later than ten (10) calendar days thereafter.  If this Agreement shall be effective for only a portion of a year, then the Subadviser’s fee for said year shall be prorated for such portion.